Canterbury Consulting Group, Inc.                           352 Stokes Road
                                                                  Suite 200
                                                 Medford, New Jersey  08055
                                        (609) 953-0044 * FAX (609) 953-0062


                         For Immediate Release

           CANTERBURY AND ITS BANK TERMINATE LENDING RELATIONSHIP

Medford, NJ - April 18, 2005

Canterbury Consulting Group, Inc. (CITI) reported today that on April 13, 2005 Canterbury paid $552,000 to Commerce Bank in full settlement of its obligations to the Bank in compliance with its loan agreement. With that payment made, Canterbury's borrowing relationship with Commerce Bank has terminated.

Canterbury obtained the funds that it paid to Commerce Bank from Landscape Companies, Inc. which had been indebted to Canterbury pursuant to a demand note and a partially-amortizing note that totaled $3,270,000. Canterbury agreed to cancel those debts in exchange for a cash payment by Landscape Companies, Inc. of $800,000 and delivery of an eight year promissory note in the principal amount of $2,470,000. The new note provides for straight-line amortization. The Chairman and President of Canterbury together own 44% of the equity in Landscape Companies, Inc.

Canterbury has filed a Form 8-K with the Securities and Exchange Commission relating to this event. This filing may be accessed in its entirety on the internet at www.sec.gov or by contacting the Company.

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This press release contains forward-looking statements. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to general financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time, as well as more specific risks and uncertainties such as those set forth in documents filed by the Company with the SEC (including its Annual Report on Form 10-K for the year ended November 30, 2003 and its most recent reports on Form 8-K and Form 10-Q, copies of which are available upon request or over the Internet at www.sec.gov). Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company has no intent, and disclaims any obligation, to update any such factors or forward-looking statements to reflect future events or developments.


Darcy Teibel, Investor Relations
Canterbury Consulting Group, Inc., 609-953-0044